Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2017 SECOND

QUARTER RESULTS

•	Reports Same Store Sales Increase of 0.8%

•	Achieves Second Quarter Earnings per Diluted Share of $0.13

•	Declares Quarterly Cash Dividend of $0.15 per Share

EL SEGUNDO, Calif., August 1, 2017 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2017 second quarter ended July 2, 2017.

For the fiscal 2017 second quarter, net sales were $243.7 million compared to net sales of $241.4 million for the second quarter of fiscal 2016. Same store sales increased 0.8% for the second quarter of fiscal 2017, reflecting continued market share gains resulting from the closure of certain major competitors last year, but also lower demand for certain hardgoods product categories, primarily related to firearms, camping and water sports. As anticipated, sales comparisons to the prior year were negatively affected by calendar shifts related to the Easter and Fourth of July holidays.

Gross profit for the fiscal 2017 second quarter was $79.3 million, compared to $76.3 million in the second quarter of the prior year. The Company’s gross profit margin was 32.5% in the fiscal 2017 second quarter versus 31.6% in the second quarter of the prior year, reflecting an increase in merchandise margins of 37 basis points and a decrease in distribution expense resulting from higher costs capitalized into inventory.

Selling and administrative expense as a percentage of net sales was 30.4% in the fiscal 2017 second quarter versus 29.9% in the second quarter of the prior year. Overall selling and administrative expense for the quarter increased by $1.9 million from the prior year primarily due to higher employee labor expense and expenses related to information technology systems and services.

Net income for the second quarter of fiscal 2017 was $2.8 million, or $0.13 per diluted share, compared to net income for the second quarter of fiscal 2016 of $2.1 million, or $0.10 per diluted share. Results for the second quarter of fiscal 2016 included a charge of $0.01 per diluted share for the write-off of deferred tax assets related to share-based compensation.

For the 26-week period ended July 2, 2017, net sales were $496.3 million compared to net sales of $475.9 million in the first 26 weeks of last year. Same store sales increased 4.3% in the first 26 weeks of fiscal 2017 versus the comparable period last year. Net income for the first 26 weeks of fiscal 2017 was $8.1 million, or $0.37 per diluted share, compared to net income for the first 26 weeks of fiscal 2016 of $1.0 million, or $0.05 per diluted share, including $0.04 per diluted share of charges for the write-off of deferred tax assets related to share-based compensation.

“After a solid start to the period, sales for our second quarter came in below expectations,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Same store sales increased in the low mid-single-digit range for each of our April and May periods, but decreased in the low single-digit range for June as we experienced weakness in certain outdoor product categories related to firearms, camping and water sports, and also began to cycle some of the benefit from the competitor store closures that occurred last year. As a result of the weakness in June, same store sales in our hardgoods category decreased in the low single-digit range for the quarter. Our apparel category continued to perform exceptionally well throughout the quarter, with same store sales increasing in the high single-digit range, and same store sales in our footwear category increased in the low single-digit range for the period.”

“During the third quarter, we expect sales comparisons to be pressured as we continue to cycle the lift in sales that we experienced last year as a result of the competitor store closures, while also operating in a challenging retail environment. Our efforts are focused on retaining the market share gains that we have produced over the past year, and we believe that our inventories are well positioned for the remainder of the summer and the back to school season.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share of outstanding common stock, which will be paid on September 15, 2017 to stockholders of record as of September 1, 2017.

Share Repurchases

During the fiscal 2017 second quarter, pursuant to its share repurchase program, the Company repurchased 6,400 shares of its common stock for a total expenditure of $0.1 million.

During the fiscal 2017 third quarter through July 31, 2017, the Company has repurchased 373,847 shares of its common stock for a total expenditure of $4.3 million. As of July 31, 2017, the Company had $19.0 million available for future repurchases under its $25.0 million share repurchase program.

Guidance

For the fiscal 2017 third quarter, the Company expects same store sales to be in the negative low single-digit range and earnings per diluted share to be in the range of $0.22 to $0.32, compared to a same store sales increase of 6.8% and earnings per diluted share of $0.38, including $0.03 per diluted share for store closing costs, in the third quarter of fiscal 2016. Fiscal 2017 third quarter guidance reflects a small benefit as a result of the calendar shift related to the Fourth of July holiday.

Store Openings

During the second quarter of fiscal 2017, the Company opened two stores, ending the quarter with 433 stores in operation. The Company anticipates closing one store in the third quarter. For the fiscal 2017 full year, the Company currently anticipates opening approximately six new stores and closing approximately three stores.

Conference Call Information

The Company will host a conference call and audio webcast today, August 1, 2017, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the second quarter of fiscal 2017. To access the conference call, participants in North America should dial (888) 487-0355, and international participants should dial (719) 325-2157. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 8, 2017 by calling (844) 512-2921 to access the playback; passcode is 8127399.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 433 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended July 2, 2017. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	July 2, 2017	January 1, 2017
ASSETS
Current assets:
Cash	$6,628	$7,895
Accounts receivable, net of allowances of $40 and $42, respectively	12,125	12,200
Merchandise inventories, net	328,716	294,319
Prepaid expenses	11,531	10,085

Total current assets	359,000	324,499

Property and equipment, net	77,438	78,420
Deferred income taxes	21,640	23,699
Other assets, net of accumulated amortization of $1,508 and $1,420, respectively	2,656	2,528
Goodwill	4,433	4,433

Total assets	$465,167	$433,579

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$116,433	$109,314
Accrued expenses	61,847	76,887
Current portion of capital lease obligations	1,698	1,326

Total current liabilities	179,978	187,527

Deferred rent, less current portion	16,096	17,028
Capital lease obligations, less current portion	2,890	1,999
Long-term debt	47,920	10,000
Other long-term liabilities	11,501	11,988

Total liabilities	258,385	228,542

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,921,672 and 24,784,367 shares, respectively; outstanding 22,139,456 and 22,012,651 shares, respectively	249	248
Additional paid-in capital	115,189	114,797
Retained earnings	125,851	124,363
Less: Treasury stock, at cost; 2,782,216 and 2,771,716 shares, respectively	(34,507)	(34,371)

Total stockholders' equity	206,782	205,037

Total liabilities and stockholders' equity	$465,167	$433,579

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 2, 2017	July 3, 2016	July 2, 2017	July 3, 2016
Net sales	$243,671	$241,409	$496,275	$475,937
Cost of sales	164,363	165,152	333,345	328,715

Gross profit	79,308	76,257	162,930	147,222

Selling and administrative expense	74,188	72,259	148,832	143,478

Operating income	5,120	3,998	14,098	3,744

Interest expense	380	429	648	881

Income before income taxes	4,740	3,569	13,450	2,863

Income taxes (1)	1,962	1,445	5,346	1,858

Net income (1)	$2,778	$2,124	$8,104	$1,005

Earnings per share:
Basic	$0.13	$0.10	$0.37	$0.05

Diluted (1)	$0.13	$0.10	$0.37	$0.05

Dividends per share	$0.15	$0.125	$0.30	$0.25

Weighted-average shares of common stock outstanding:
Basic	21,746	21,646	21,715	21,614

Diluted	21,871	21,740	21,923	21,784

(1)	In the second quarter and first half of fiscal 2016, the Company recorded charges of $0.2 million and $0.8 million, respectively, to write off deferred tax assets related to share-based compensation. These charges reduced net income per diluted share by $0.01 and $0.04, respectively.